EXHIBIT 23.1
   KPMG PEAT MARWICK LLP




   The Board of Directors
   Premier Financial Services, Inc.:

   We consent to incorporation by reference on Form S-8 of Premier Financial Services, Inc. of our report dated January 28, 1994, relating to the consolidated balance sheets of Premier Financial Services, Inc. as of December 31, 1993 and 1992, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of Premier Financial Services, Inc.



                                           KPMG Peat Marwick LLP

   Chicago, Illinois
   October 4, 1994





























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